SUN RIVER ENERGY, INC. ANNOUNCES NEXT STEP TOWARDS MONETIZING COAL AND GOLD ASSETS

Dallas, TX -- (PRNewswire-FirstCall) –October21, 2011 --Sun River Energy, Inc. (OTC:BB:SNRV).  On October 20, 2011, Sun River Energy, Inc. (the “Company” or “Sun River”) retained mining consultant, Andrew Southwell, formerly head of North American mergers & acquisitions for mining major, Rio Tinto, tooversee the monetization of Sun River’s metallurgical (coking) coal.

“The big story in mining right now,” says Mr. Southwell, “is that there has been a structural change to world demand for steel inputs. Heightened demand from China and India is here to stay. What this means for the Western United States is mineral resources that were not economical to develop, such as metallurgical coal in the Raton Basin, now represent a vast new opportunity for profitable mining. Sun River’s large property position in the basin represents the ideal platform from which to exploit this opportunity.I believe this may constitute an once-in-a-lifetime opportunityfor mining investors.  It may be the best new mining opportunity I have seen in a decade.”

Mr. Southwell’s initial focus will be to prove up the Company’s coal reserves and to lease additional property that complements its current land position in the basin.  Sun River currently owns over 178,000 acres of coal rights in the Raton Basin.  Mr. Southwell anticipates completing prefeasibility studies, including a National Instrument 43-101 report in 2012.  Permitting is expected in 2014.  He anticipatesultimately partnering with a major steel company for mine development and operations.  Prior to coming on board with the Company, Mr. Southwell presented a detailed time-line of the development process for coking coal at the Company’s annual meeting in September.

Donal R. Schmidt, Jr., the Company’s CEO and President, said:

“Sun River is an oil and gas exploration company at heart.  Pure and simple.  We have a tremendously talented team who possess extremely valuable skills sets in the oil and gas space.  Specifically, we have engineers, geologist, attorneys, accountants and land personnel who have worked all over the world in the E&P space and who have been tremendously successful.  They have demonstrated abilities in the technological aspects which drive our industry every day such as horizontal drilling and hydraulic fracturing.  These skills sets are highly sought after and must be present to develop large projects.  They were brought in to focus on E&P.  Now with the addition of Andrew, I can let the oil guys be oil guys and Andrew can take over the day-to-day development of these other non-E&P assets.”

“Historically, there was a significant amount of mining immediately adjacent to our property.  The Raton Basin has been well known as a source of coal since the late 19th century. Much of the coal is suitable for use in steelmaking, as evidenced by the Colorado Fuel & Iron operations and those of Kaiser Steel.Given today’s market we cannot ignore the potential of these assets and I believe Andrew provides the experience and industry connections to help us maximize their value."

"The US Geological Survey (“USGS”) has published reports which estimate 9.6billion tons of coal-in-place in the Raton Basin. There hasonly been 104 million tons mined to-date.  I asked for an initial estimate of viability of potential recovery using the published 1991 USGS Assessment of coal-in-place.  We selected approximately 6,000 Sun River acres for initial review.  Andrew calculates over 51 million tons of coking coalin-place on this acreage.  Historically, 45% of coal-in-place is ultimately recovered, processed and sold.  Since we have rail access our delivery costs should be lower than average.  Andrew believes our costs delivered will compete favorably with the $100 per ton being touted by the New Elk mine just to the north of us in Trinidad, Colorado which does not have rail access.  Current prices for metallurgical coal are around $250 per ton.  Many mining experts predict the price to remain well above $200 per ton for the foreseeable future.”

At the Company’s Annual Meeting in September, Schmidt discussed the fact that management was evaluating the best way to monetize its gold and coal assets.  The discussion centered on ways of achieving a maximum value.  Specifically, management discussed spinning-off these assets in some form or another.  Several shareholders raised the idea of placing these assets into a new public company and then making a direct stock dividend to existing shareholders.  Although no conclusions were reached, management made it clear all ideas would be analyzed.

Schmidt emphasizes, “We generally tell people what we are going to do and then execute.  I told investors we were going to monetize ournon-E&P assets so we could increase shareholder value and so my senior team could focus on E&P work.  Andrew is a big step in this direction.  He has run significant operations in the mining space.  I fully expect Andrew to become the CEO of whatever form a spin-off ultimately takes.  He has the proper skill set and the work ethic to do it well.  I believe he is a superb addition to our team.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

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